                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                  FORM 8-K/A
                                  AMENDMENT 3


             Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): June 24, 1999


                         GLOBAL IMAGING SYSTEMS, INC.
                         ----------------------------
            (Exact name of registrant as specified in its charter)


                Delaware                     000-24373          59-3247752
--------------------------------------------------------------------------------
      (State or other jurisdiction of    (Commission File   (I.R.S. Employer
      incorporation or organization)     Number)            Identification No.)


      3820 Northdale Blvd., Suite 200A, Tampa, FL        33624
--------------------------------------------------------------------------------
     (Address of principal executive offices)         (Zip Code)


      Registrant's telephone number, including area code: (813) 960-5508

--------------------------------------------------------------------------------
            (Former name or address, if changed since last report)

                          Exhibit Index is on Page 25

On July 6, 1999, Global Imaging Systems, Inc. ("Global") filed a report on Form 8-K with respect to its acquisition of the stock of Lewan & Associates, Inc. ("Lewan"). At that time, it was impracticable to provide the financial statements and pro forma financial information required to be filed therewith relative to the acquired stock, and Global stated in such Form 8-K that it intended to file the required company financial statements and pro forma financial information as soon as practicable, but no later than 60 days from the due date of that filing. On July 27, 1999 and August 4, 1999, Global filed amended and restated reports on Form 8-K/A, amending and restating Item 7 to include the required financial statement and pro forma information. By this amendment, Global is filing an amended consent of Deloitte & Touche LLP.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On June 24, 1999 Global acquired all of the issued and outstanding stock of Lewan pursuant to a Merger Agreement, dated as of June 24, 1999, by and among Global, Lewan Acquisition, Inc., Lewan and the shareholders of Lewan.

As consideration of the merger, Global paid Lewan's shareholders approximately $50,000,000 in cash, plus 288,704 shares of Global's common stock, par value $.01 per share. An additional amount of up to $15,000,000 in cash and approximately $5,000,000 in shares of Global's common stock may be paid based upon Lewan's future earnings. Global borrowed funds under its $250 million line of credit from First Union National Bank to pay the cash portion of the purchase price.

Lewan is engaged in the office automation industry, including the sales of copiers and computers, in the Colorado and southern Wyoming area.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)   Financial Statements of Lewan & Associates, Inc.

Report of Independent Auditors.
Consolidated Balance Sheets as of December 31, 1998 and 1997.
Consolidated Statements of Income for the Years Ended December 31, 1998, 1997, and 1996.
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1998, 1997, and 1996.
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997, and 1996.
Notes to Consolidated Financial Statements.
Unaudited Balance Sheet as of March 31, 1999.
Unaudited Statements of Income for the Three Months Ended March 31, 1999 and
1998.
Unaudited Statements of Cash Flows for the Three Months Ended March 31, 1999 and 1998.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Lewan & Associates, Inc.:

We have audited the accompanying consolidated balance sheets of Lewan & Associates, Inc. (the Company) and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP


March 5, 1999, except for Note 8, as to which the date is June 24, 1999

LEWAN & ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------

ASSETS                                                                    1998               1997
                                                                      -----------        -----------
CURRENT ASSETS:
  Cash and cash equivalents                                           $ 3,288,137        $ 2,788,038
  Trade accounts receivable, net of allowance:
   1998 - $138,000; 1997 - $125,000                                     9,451,065          8,882,515
  Other receivables                                                       207,568            289,245
  Inventories                                                           4,826,233          4,953,319
  Prepaid expenses                                                          4,177                354
  Deferred income taxes                                                   369,143            476,616
                                                                      -----------        -----------
       Total current assets                                            18,146,323         17,390,087
                                                                      -----------        -----------

RENTAL EQUIPMENT, net of accumulated depreciation:  1998 -
  $6,050,422; 1997 - $5,293,384                                         5,356,894          5,403,819

PROPERTY AND EQUIPMENT, net                                             2,071,986          1,840,867

OTHER ASSETS                                                               88,661             93,099
                                                                      -----------        -----------
                                                                      $25,663,864        $24,727,872
                                                                      ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                              $ 4,966,608        $ 5,554,352
  Accrued salaries, wages and benefits                                  3,226,221          4,185,669
  Other accrued expenses                                                  637,386          1,002,717
  Deferred revenue                                                      2,884,349          3,420,958
  Current portion of long term debt                                       430,492            492,216
                                                                      -----------        -----------
       Total current liabilities                                       12,145,056         14,655,912
                                                                      -----------        -----------

LONG-TERM DEBT                                                            237,071            291,722
                                                                      -----------        -----------
DEFERRED INCOME TAXES                                                     371,559            392,069
                                                                      -----------        -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, no par value: 399,200,000 shares
   authorized; 1,010,000 issued and outstanding                           613,570            613,570
  Retained earnings                                                    12,296,608          8,774,599
                                                                      -----------        -----------
       Total stockholders' equity                                      12,910,178          9,388,169
                                                                      -----------        -----------

                                                                      $25,663,864        $24,727,872
                                                                      ===========        ===========

See notes to consolidated financial statements.

LEWAN & ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
--------------------------------------------------------------------------------

                                                                       1998                1997                1996
                                                                   -----------          -----------        -----------
REVENUES:
 Equipment and supplies sales                                      $46,266,314          $43,331,634        $43,489,491
 Service and rentals                                                24,650,925           23,994,826         19,493,965
                                                                   -----------          -----------        -----------

       Total revenues                                               70,917,239           67,326,460         62,983,456
                                                                   -----------          -----------        -----------

COSTS AND OPERATING EXPENSES:
 Cost of equipment and supplies sales                               34,643,962           30,923,791         32,912,008
 Service and rentals cost                                           12,334,546           12,268,035          8,687,108
 Selling, general and administrative expense                        18,413,989           19,119,519         17,926,423
                                                                   -----------          -----------        -----------

       Total costs and operating expenses                           65,392,497           62,311,345         59,525,539
                                                                   -----------          -----------        -----------

INCOME FROM OPERATIONS                                               5,524,742            5,015,115          3,457,917

OTHER INCOME (EXPENSE):
 Interest income                                                       181,283               90,376             81,022
 Interest expense                                                      (46,180)            (223,755)          (375,191)
                                                                   -----------          -----------        -----------

INCOME BEFORE PROVISION
 FOR INCOME TAXES                                                    5,659,845            4,881,736          3,163,748

PROVISION FOR INCOME TAXES                                           2,137,836            1,813,758          1,165,101
                                                                   -----------          -----------        -----------

NET INCOME                                                         $ 3,522,009          $ 3,067,978        $ 1,998,647
                                                                   ===========          ===========        ===========

See notes to consolidated financial statements.

LEWAN & ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                                                          Total
                                                             Common Stock              Retained        Stockholder's
                                                      -------------------------
                                                         Shares        Amount          Earnings           Equity
                                                      ---------       ---------      ------------      -------------
BALANCE, JANUARY 1, 1996                                966,000       $ 378,830      $  3,707,974      $   4,086,804

 Stock issued for compensation                           22,000          97,020                               97,020

 Net income                                                                             1,998,647          1,998,647
                                                      ---------       ---------      ------------      -------------
BALANCE, DECEMBER 31, 1996                              988,000         475,850         5,706,621          6,182,471

 Stock issued for compensation                           22,000         137,720                              137,720

 Net income                                                                             3,067,978          3,067,978
                                                      ---------       ---------      ------------      -------------

BALANCE, DECEMBER 31, 1997                            1,010,000         613,570         8,774,599          9,388,169

 Net income                                                                             3,522,009          3,522,009
                                                      ---------       ---------      ------------      -------------

BALANCE, DECEMBER 31, 1998                            1,010,000       $ 613,570      $ 12,296,608      $  12,910,178
                                                      =========       =========      ============      =============

See notes to consolidated financial statements.

LEWAN & ASSOCIATES, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                        1998            1997              1996
                                                                    ------------    ------------      ------------
OPERATING ACTIVITIES:
  Net income                                                        $  3,522,009    $   3,067,978      $ 1,998,647
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                    3,480,932        2,548,949        2,397,081
      Allowance for doubtful accounts receivable                         (39,955)         (21,522)          61,418
      (Gain) loss on sale of property and equipment                       23,111          (25,362)          33,136
      Stock issued for compensation                                                       137,720           97,020
      Deferred tax provision (benefit)                                    86,963          (61,862)         (12,995)
      Other                                                               25,596           45,068           30,515
      Changes in operating assets and liabilities:
        Trade accounts receivable                                       (528,595)      (1,376,218)          19,811
        Other receivables                                                 81,677         (113,231)        (517,578)
        Inventories                                                   (3,917,115)      (4,334,092)      (3,913,475)
        Prepaid expenses                                                  (3,823)          45,504          (33,587)
        Rental equipment                                               1,224,413          687,058        1,056,693
        Other assets                                                       4,438          (60,251)           5,541
        Trade accounts payable                                          (587,744)         825,695         (524,609)
        Other accrued expenses                                        (1,380,625)         919,137          680,105
        Deferred revenue                                                (536,609)         124,181          308,351
                                                                      ----------      -----------      -----------
          Net cash provided by operating activities                    1,454,673        2,408,752        1,686,074
                                                                      ----------      -----------      -----------

INVESTING ACTIVITIES:
  Purchase of property and equipment                                    (871,499)        (683,433)        (927,552)
  Proceeds from sale of property and equipment                             3,050           91,882          152,443
  Distributions from joint venture                                        30,250           23,375           13,750
                                                                      ----------      -----------     ------------
          Net cash used in investing activities                         (838,199)        (568,176)        (761,359)
                                                                      ----------      -----------      -----------

FINANCING ACTIVITIES:
  Proceeds from long-term debt                                           725,041        1,816,353        1,953,410
  Principal payments on long-term debt                                  (841,416)      (2,687,364)      (1,570,232)
                                                                      ----------      -----------      -----------
          Net cash used in financing activities                         (116,375)        (871,011)         383,178
                                                                      ----------      -----------      -----------
INCREASE IN CASH AND CASH EQUIVALENTS                                    500,099          969,565        1,307,893

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           2,788,038        1,818,473          510,580
                                                                     -----------      -----------      -----------
CASH AND CASH EQUIVALENTS,  END OF YEAR                              $ 3,288,137      $ 2,788,038      $ 1,818,473
                                                                     ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                                         $    49,556      $   231,742      $   391,344
                                                                     ===========      ===========      ===========
    Taxes                                                            $ 2,070,614      $ 1,935,131      $ 1,278,727
                                                                     ===========      ===========      ===========

During the years ended December 31, 1998, 1997 and 1996 the Company transferred inventory totalling $4,044,201, $3,700,327 and $4,078,886, respectively, to rental equipment.

See notes to consolidated financial statements.

LEWAN & ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES

   Nature of Business - Lewan & Associates, Inc. sells, leases, services and provides training and support of office technology equipment to businesses, schools and municipalities from several locations throughout Colorado and Wyoming.

   Consolidation - The consolidated financial statements include the accounts of Lewan & Associates, Inc. and its 55% owned subsidiary, Colorado Boulevard Partners (collectively, the "Company"). Colorado Boulevard Partner's only significant assets are a 50% interest in a corporate joint venture (the "Joint Venture") and a leasehold interest. The Joint Venture's only significant asset is a 100% interest in a partnership that owns an office building which the Company leases for its corporate headquarters. Colorado Boulevard Partners accounts for its investment in the Joint Venture utilizing the equity method and accordingly recognizes 50% of the net income (loss) of the Joint Venture as equity in earnings (loss) of Joint Venture. All intercompany balances and transactions have been eliminated in consolidation.

   Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

   Inventories - Inventories consist of finished goods available for sale and are stated at the lower of cost or market value using the average cost method. Inventories supplied by certain vendors are subject to priority claim rights on specific product lines.

   Rental Equipment - The Company rents equipment to its customers under cancelable operating leases requiring certain minimum rentals, ranging in length from month-to-month to 60 months. Rental equipment is recorded at cost and depreciated to its estimated residual value using accelerated methods based upon the estimated useful life of the respective assets, which is five years. In accordance with industry practice, depreciation expense associated with rental equipment is included in cost of sales in the accompanying consolidated statements of income.

   Property and Equipment - Depreciation and amortization on property and equipment is computed using accelerated and straight-line methods over the shorter of the estimated useful lives or the terms of the underlying leases of the related assets.

   The Company evaluates the potential impairment of long-lived assets and long-lived assets to be disposed of in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. There were no impairments of the Company's long-lived assets in 1998, 1997 or 1996.

   Income Taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws. In the event this difference results in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

   Revenue Recognition - Equipment sales are recognized at the time of customer acceptance. Supply sales to customers are recognized at the time of shipment. Customer service and support contract revenues are recognized ratably over the term of the underlying customer service or support contract. Other service revenues are recognized as earned. Deferred revenue consists of unearned customer service and support contract revenue, and payments collected in advance under cancelable operating leases and for supplies. Rental equipment revenues are recognized ratably over the lives of the underlying cancelable operating leases.

   The Company has arrangements with several non-affiliated entities under which the Company receives commissions on certain sales of products by the entities to the Company's customers. Commission revenues are recognized upon shipment of the product to the customer.

   Concentrations - Financial instruments which may subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Credit risks relating to concentrations from accounts receivable are mitigated due to the large number of customers.

   In 1998, 1997 and 1996, the Company purchased 26%, 26% and 27, respectively, of its equipment inventory for resale and resale supplies and parts from one vendor. Purchases from this vendor are based upon inventory requirements and no purchase commitments or blanket purchase orders exist at December 31, 1998.

   Stock Issued for Services - Common stock was issued to certain officers of the Company in 1997 and 1996 for services and was valued at fair value as of the award date as determined by the Company's Board of Directors. No common stock was issued for services during 1998.

   Use of Estimates - The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT

   Property and equipment are summarized as follows at December 31:

                                                 Estimated Lives                  1998                1997
     Leasehold improvements               shorter of lease term or life       $   959,286        $   933,392
     Furniture, fixtures and equipment    3 to 7 years                          2,308,601          2,138,002
     Vehicles                             5 years                                 134,950             57,916
     Computer equipment                   3 to 5 years                            485,034            517,304
     Leasehold interest                                                           600,089            600,089
                                                                              -----------        -----------

                                                                                4,487,960          4,246,703
     Accumulated depreciation
       and amortization                                                        (2,415,974)        (2,405,836)
                                                                              -----------        -----------

                                                                              $ 2,071,986        $ 1,840,867
                                                                              ===========        ===========

3. LONG-TERM DEBT

   Long-term debt consists of the following at December 31:

                                                                                  1998            1997
     Notes payable to bank, bearing interest at 7.75%,
       payable in monthly principal and interest installments of
       $26,031 through April 2000                                                $392,571

     Notes payable to bank, bearing interest at 7.75%,
       payable in monthly principal and interest installments of
       $12,898 through November 2000                                              274,992

     Notes payable to bank, bearing interest at 8.75% to 10.25%, payable in monthly principal and interest installments
       of $39,375; repaid in February 1998                                                       $303,348

     Notes payable to bank, bearing interest at 8.48% to 8.85%, payable in monthly principal and interest installments of
       $32,995 through July 1999; repaid in February 1998                                         430,590

     Other - repaid in February 1998                                                               50,000
                                                                                 --------        --------

     Total long-term debt                                                         667,563         783,938

     Less current portion                                                         430,492         492,216
                                                                                 --------        --------

     Long-term debt, net of current maturities                                   $237,071        $291,722
                                                                                 ========        ========

   The notes payable to bank are collateralized by accounts receivable, equipment and inventories, to the extent not subject to priority claims. In March 1999, all outstanding debt was repaid.

4. INCOME TAXES

   The components of the income tax provision are as follows for the years ended December 31:

                                                                 1998             1997              1996
     Current:
       Federal                                                $1,786,940       $1,634,445        $1,028,557
       State                                                     263,933          241,175           149,539
                                                              ----------       ----------        ----------
                                                               2,050,873        1,875,620         1,178,096
                                                              ----------       ----------        ----------
     Deferred:
       Federal                                                    79,269          (53,570)          (11,253)
       State                                                       7,694           (8,292)           (1,742)
                                                              ----------       ----------        ----------
                                                                  86,963          (61,862)          (12,995)
                                                              ----------       ----------        ----------

                                                              $2,137,836       $1,813,758        $1,165,101
                                                              ==========       ==========        ==========

   The effective tax rate differs from the statutory federal tax rate primarily due to state income taxes.

   The Company's current deferred tax assets relate primarily to temporary differences associated with accrued liabilities and inventories. The noncurrent deferred tax liabilities primarily relate to temporary differences associated with property and equipment and its investment in the Joint Venture.

5. COMMITMENTS AND CONTINGENCIES

   The Company leases office, retail and warehouse space under long-term lease agreements which are classified as operating leases. The Company subleases a portion of the office space under noncancelable operating leases. Future minimum lease commitments under all operating leases as of December 31, 1998 are as follows:

                                                                                                 Lease
                                                                                              Commitment
     1999                                                                                     $1,113,208
     2000                                                                                      1,122,235
     2001                                                                                      1,052,573
     2002                                                                                      1,013,472
     2003                                                                                        858,586
                                                                                              ----------

     Total minimum lease payments                                                             $5,160,074
                                                                                              ==========

   Minimum rental expense and sublease rental income related to land and building leases are as follows:

                                                                1998             1997           1996
     Minimum rental expense                                  $1,127,533       $1,045,091       $997,279
     Sublease rental income                                    (137,435)         (78,095)       (58,843)
                                                             ----------       ----------       --------

     Net rent expense                                        $  990,098       $  966,996       $938,436
                                                             ==========       ==========       ========

   In connection with the Company's investment in the Joint Venture (Note 1), the Company has guaranteed debt of the Joint Venture aggregating $1,246,088 as of December 31, 1998.

6. RELATED PARTIES

   Lewan & Associates, Inc. leases office machines and furniture from a partnership whose general partner is a significant shareholder of the Company. The leases have various expiration dates ranging from twenty four months to sixty months. These machines are used by the Company as rental machines for its customers. During 1998, 1997 and 1996, the Company paid rental fees to the partnership of $456,031, $363,481 and $363,905 respectively. In addition, the Company received $12,000, $12,000 and $11,000 in 1998, 1997 and 1996, respectively, from the partnership in payment for administrative services under the rental program.

   Four of the properties leased by the Company for office, retail and warehouse space are owned partially or totally by shareholders of the Company. Lease payments for these properties amounted to approximately $783,096, $741,680 and $646,998, in 1998, 1997 and 1996, respectively.

   Future minimum lease payments to related parties totaling $3,851,502 are included in Note 5.

7. EMPLOYEE BENEFITS

   The Company has established a profit sharing plan (Plan) for qualified employees as well as an employees' thrift savings plan established under the provisions of Internal Revenue Code Section 401(k). Contributions to the profit sharing plan are made annually at the discretion of the Company's Board of Directors. In 1998, 1997 and 1996, contributions totaling $700,000, $1,000,000 and $850,000, respectively, were made to the Plan.

   Additionally, the Company made a matching contribution of one dollar in 1998, 1997 and 1996, for every dollar the employees contributed to the 401(k) plan with a limit of $600 per employee in 1998, and $500 per employee in 1997 and 1996. Matching contributions to the 401(k) totaled $189,500, $153,000, and $144,740 in 1998, 1997 and 1996, respectively.

   While the Company expects to continue the Plan indefinitely, it has reserved the right to modify, amend, or terminate the Plan. In the event of termination, the entire amount contributed under the Plan must be applied to the payment of benefits to the participants or their beneficiaries.

8. SUBSEQUENT EVENTS

   In March 1999, the Company issued 40,000 shares of its common stock to an employee/officer/ shareholder as stock based compensation and recognized related expense of $590,400.

   In March 1999, the Company sold its interest in its subsidiary Colorado Boulevard Partners to certain of the other partners in the partnership for a total of $200,000. The sale resulted in a loss of approximately $241,000.

   The Company terminated its profit sharing plan effective May 31, 1999 and, in connection therewith, all participant accounts became 100% vested. The Company contributed $503,813 to the Plan during the period ended May 31, 1999.

   On June 24, 1999, all outstanding common stock of the Company was acquired by Global Imaging Systems, Inc.

                                    ******

                           LEWAN & ASSOCIATES, INC.
                    UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited interim financial statements of Lewan & Associates ("Lewan") as of March 31, 1999 and for the three month periods ended March 31, 1999 and 1998 do not provide all disclosures included in the annual financial statements. These interim financial statements should be read in conjunction with the annual audited financial statements and the footnotes thereto. Results for the interim periods are not necessarily indicative of the results for the fiscal year ending December 31, 1999. In the opinion of management, the accompanying interim financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations of Lewan.

Lewan & Associates, Inc.
Unaudited Balance Sheet
As of March 31, 1999
---------------------------------------------------------



ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                   $ 3,871,380
  Trade accounts receivable                     8,353,347
  Other receivables                               832,519
  Inventories                                   4,892,856
  Prepaid expenses                                 31,648
  Deferred income taxes                           369,143
                                              -----------

       Total current assets                    18,350,893

RENTAL AND LEASED EQUIPMENT, net                5,552,270

PROPERTY AND EQUIPMENT, net                     1,512,794

OTHER NON-CURRENT ASSETS                          118,134
                                              -----------

TOTAL ASSETS                                  $25,534,091
                                              ===========

Lewan & Associates, Inc.
Unaudited Balance Sheet
As of March 31, 1999
------------------------------------------------------------



LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

  Trade accounts payable                         $ 5,849,251
  Accrued salaries, wages and benefits             2,695,451
  Accrued expenses                                   731,085
  Deferred revenue                                 2,950,040
                                                 -----------

           Total current liabilities              12,225,827

STOCKHOLDERS' EQUITY:
  Common Stock                                     1,203,970
  Retained earnings                               12,104,294
                                                 -----------

           Total stockholders' equity             13,308,264
                                                 -----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $25,534,091
                                                 ===========

Lewan & Associates, Inc.
Unaudited Statements of Income
For the Three Months Ended March 31, 1999 and 1998
-------------------------------------------------------------------------------

                                                           1999                   1998
                                                        -----------            -----------

REVENUES
 Equipment and supplies sales                           $13,127,928            $ 9,533,498

 Service and rentals                                      6,270,762              5,963,924
                                                        -----------            -----------

     Total Revenues                                      19,398,690             15,497,422
                                                        -----------            -----------

COST AND OPERATING EXPENSES:

 Cost of equipment and supplies sales                    10,234,230              6,360,076

 Service and rentals cost                                 2,917,721              3,016,620

 Selling, general and administrative expense              6,318,582              4,460,921
                                                        -----------            -----------

     Total costs and operating expenses                  19,470,533             13,837,617
                                                        -----------            -----------

INCOME (LOSS) FROM OPERATIONS                               (71,843)             1,659,805

OTHER INCOME (EXPENSE):

Interest income                                              23,726                 21,454

Interest expense                                            (23,197)               (15,895)

Loss on sale of partnership                                (241,000)                     0
                                                        -----------            -----------

 INCOME (LOSS) BEFORE PROVISION FOR
    INCOME TAXES                                           (312,314)             1,665,364

PROVISION FOR INCOME TAXES                                 (120,000)               619,515
                                                        -----------            -----------

NET INCOME (LOSS)                                       $  (192,314)           $ 1,045,849
                                                        ===========            ===========

Lewan & Associates, Inc.
Unaudited Statements of Cash Flows
For the Three Months Ended March 31, 1999 and 1998
------------------------------------------------------------------------------------------------------
                                                                       1999                  1998
                                                                ----------------     -----------------
OPERATING ACTIVITIES:

   Net income (loss)                                            $       (192,314)    $       1,045,849
   Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
     Depreciation and amortization                                       738,984               820,859
     Allowance for doubtful accounts receivable                           71,747                 1,850
     (Gain) loss on sale of property and equipment                       561,205              (204,153)
     Stock issued for compensation                                       590,400                     0
     Deferred tax (benefit)                                             (371,559)                    0
     Changes in operating assets and liabilities:
       Trade accounts receivable                                       1,025,971             2,353,376
       Other receivables                                                (624,951)                4,603
       Inventories                                                       (66,623)             (848,832)
       Prepaid expenses                                                  (27,471)              (24,516)
       Rental equipment                                                 (810,780)             (636,193)
       Other assets                                                      (29,473)               (2,822)
       Trade accounts payable                                            882,643            (1,158,233)
       Accrued salaries, wages and benefits                             (530,770)             (233,938)
       Other accrued expenses                                             93,699                (6,092)
       Deferred revenue                                                   65,691              (304,934)
                                                                ----------------     -----------------
Net cash provided by operating activities                              1,376,399               806,824

INVESTING ACTIVITIES:
   Purchase of property and equipment                                   (812,916)             (383,229)
   Proceeds from sale of property and equipment                          687,323               444,886
                                                                ----------------     -----------------
Net cash provided by (used in) investing activities                     (125,593)               61,657

FINANCING ACTIVITIES:
   Principal payments on long term debt                                 (667,563)             (783,938)
                                                                ----------------     -----------------
Net cash used in financing activities                                   (667,563)             (783,938)

INCREASE IN CASH AND CASH EQUIVALENTS                                    583,243                84,543


CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         3,288,137             2,788,038
                                                                ----------------     -----------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                        $      3,871,380     $       2,872,581
                                                                ================     =================

   (b) Pro Forma Financial Information.

   The following pro forma financial information required pursuant to Article 11 of Regulation S-X previously omitted from the Company's 8-K filed on June 24, 1999 is filed with this amendment:

   Introduction to Unaudited Pro Forma Consolidated Financial Data.
   Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended March 31, 1999.
   Notes to Unaudited Pro Forma Consolidated Statement of Operations for the
     fiscal year ended March 31, 1999.
   Unaudited Pro forma Consolidated Balance Sheet as of March 31, 1999.
   Notes to Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1999.

                         GLOBAL IMAGING SYSTEMS, INC.
                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

On June 24, 1999 Global acquired all of the issued and outstanding stock of Lewan & Associates, Inc. ("Lewan") pursuant to a Merger Agreement, dated as of June 24, 1999, by and among Global, Lewan Acquisition, Inc., Lewan and the shareholders of Lewan.

The accompanying unaudited pro forma consolidated statement of operations for the fiscal year ended March 31, 1999 gives effect to the acquisition by the Company of Lewan ("the acquisition") as if it had occurred on April 1, 1998. The unaudited pro forma consolidated balance sheet at March 31, 1999 gives effect to the acquisition as if it had occurred on March 31, 1999.

The pro forma adjustments, based on the historical financial statements of the acquired entity, giving effect to the transaction under the purchase method of accounting, are based on currently available information, as well as upon certain assumptions that management believes are reasonable. As such, the total cost of the acquisition has been allocated to the net tangible and intangible assets acquired, and liabilities assumed, based upon their respective fair values at the effective date of the acquisition.

The unaudited pro forma consolidated financial statements are not necessarily indicative of either future results of operations, or results of operations or financial position that might have been achieved, had the acquisition in fact been consummated at the beginning of the period, or at the balance sheet date, referenced above. The unaudited pro forma financial data should be read in conjunction with the consolidated financial statements of the Company and the historical financial statements of Lewan, and related notes set forth herein.


                                                    GLOBAL IMAGING SYSTEMS, INC.
                                      UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                                  FISCAL YEAR ENDED MARCH 31, 1999
                                                (in thousands except per share data)



                                                          Historical
                                            --------------------------------------
                                            Global Imaging     Lewan & Associates,        Pro Forma
                                            Systems, Inc.(a)         Inc. (b)             Adjustments               Pro Forma
                                            -------------      -------------------      --------------            -----------
Revenues:
   Equipment and supplies sales             $     218,653      $            46,266      $            -            $   264,919
   Service and rentals                             69,542                   24,651                                     94,193
                                            -------------      -------------------      --------------            -----------
     Total Revenues                               288,195                   70,917                   -                359,112
Costs and operating expenses:
   Cost of equipment and supplies sales           154,083                   34,644                   -                188,727
   Service and rental costs                        34,434                   12,334                   -                 46,768
   Selling, general and
        administrative expenses                    63,133                   18,414                   -                 81,547
   Intangible asset amortization                    4,627                        -               1,388 (c)              6,015
                                            -------------      -------------------      --------------            -----------
     Total costs and operating expenses           256,277                   65,392               1,388                323,057
                                            -------------      -------------------      --------------            -----------
Income from operations                             31,918                    5,525              (1,388)                36,055
Interest expense                                   (8,427)                     135              (3,760)(d)            (12,052)
                                            -------------      -------------------      --------------            -----------
Income before income taxes                         23,491                    5,660              (5,148)                24,003
Income taxes                                       10,390                    2,138              (1,378)(e)             11,150
                                            -------------      -------------------      --------------            -----------
Net income                                  $      13,101      $             3,522      $       (3,770)           $    12,853
                                            =============      ===================      ==============            ===========
Earnings per share, basic                   $        0.80                                                         $      0.77
                                            =============                                                         ===========
Earnings per share, diluted                 $        0.78                                                         $      0.75
                                            =============                                                         ===========
Weighted average number of shares
  used in the calculation, basic                   16,478                                                              16,767
                                            =============                                                         ===========
Weighted average number of shares
  used in the calculation, diluted                 16,811                                                              17,100
                                            =============                                                         ===========


        See accompanying notes to the unaudited pro forma consolidated financial statements.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED MARCH 31, 1999
                                (in thousands)

(a) This column represents the historical consolidated results of operations of Global for the fiscal year ended March 31, 1999 excluding the effects of an extraordinary item of $1,817, net of taxes of $1,241.

(b) This column represents the historical operating results of Lewan for the fiscal year ended December 31, 1998. This information was used in lieu of the twelve months ended March 31, 1999 because it was within 93 days of the Global's fiscal year end. Certain reclassifications have been made to be consistent with Global's presentation.

(c) Reflects additional goodwill amortization expense of $1,055 and non-compete covenant amortization expense of $333. The goodwill amortization period is 40 years; goodwill is amortized using the straight-line method. The non-compete covenant amortization period is 3 years; the non-compete covenant is amortized using the straight-line method.

(d) Reflects additional interest expense related to borrowings that would have been incurred by Global to finance the acquisition had the acquisition been consummated at April 1, 1998. An average interest rate of 7.25% was used for this calculation which approximates the Company's average borrowing rate during such period.

(e) Represents the income tax benefit on purchase accounting adjustments and other pro forma adjustments of ($1,504) and additional income tax expense of $126 on historical earnings of Lewan based on an effective rate of approximately 40%.



                                                   GLOBAL IMAGING SYSTEMS, INC.
                                          UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                          March 31, 1999
                                                          (in thousands)

                                                         Historical
                                         ----------------------------------------
                                         Global Imaging             Lewan &                  Pro Forma
                                         Systems, Inc. (a)      Associates, Inc. (b)         Adjustments             Pro Forma
                                         --------------         -----------------          ---------------        --------------
ASSETS
Current assets:
   Cash and cash equivalents             $        5,176         $           3,872          $             -        $        9,048
   Accounts receivable, net of
     allowance for doubtful
     accounts                                    45,700                     8,353                     (115)(c)            53,938
   Inventories                                   36,793                     4,893                     (410)(d)            41,276
   Deferred income taxes                          2,591                       369                      390 (e)             3,350
   Prepaid expenses and other
     current assets                               1,940                       864                       -                  2,804
                                         --------------         -----------------          ---------------        --------------
     Total current assets                        92,200                    18,351                     (135)              110,416
Rental equipment, net                             4,377                     5,552                     (100)(f)             9,829
Property and equipment, net                       6,409                     1,513                        -                 7,922
Other assets                                        781                       118                        -                   899
Related party notes receivable                       47                         -                        -                    47
Intangible assets, net:
   Goodwill                                     201,307                         -                   40,877 (g)           242,184
   Noncompete agreements                          1,207                         -                    1,000 (h)             2,207
   Financing fees                                 4,091                         -                        -                 4,091
                                         --------------         -----------------          ---------------        --------------
     Total assets                        $      310,419         $          25,534          $        41,642        $      377,595
                                         ==============         =================          ===============        ==============

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities:
   Accounts payable                      $       16,718         $           5,849          $             -        $       22,567
   Accrued liabilities                            7,584                       731                      250 (i)             8,565
   Accrued compensation and
     benefits                                     5,221                     2,696                        -                 7,917
   Current maturities of
     long-term debt                                 176                         -                        -                   176
   Deferred revenue                              16,195                     2,950                      100 (j)            19,245
   Income taxes payable                           1,383                         -                        -                 1,383
                                         --------------         -----------------          ---------------        --------------
     Total current liabilities                   47,277                    12,226                      350                59,853
Long-term debt, less current
  maturities                                    168,101                         -                   50,000 (k)           218,101
Deferred income taxes                               142                         -                        -                   142
                                         --------------         -----------------          ---------------        --------------
     Total liabilities                          215,520                    12,226                   50,350               278,096
Stockholders' equity:
   Common stock                                     187                         -                        3 (l)               190
   Common stock held in treasury,
      at cost                                       (35)                        -                        -                   (35)
   Additional paid-in capital                    83,817                     1,204                    3,393 (m)            88,414
   Retained earnings                             10,930                    12,104                  (12,104)(n)            10,930
                                         --------------         -----------------          ---------------        --------------
     Total stockholders' equity                  94,899                    13,308                   (8,708)               99,499
                                         --------------         -----------------          ---------------        --------------
     Total liabilities and
        stockholders' equity             $      310,419         $          25,534          $        41,642        $      377,595
                                         ==============         =================          ===============        ==============



   See accompanying notes to the unaudited pro forma consolidated financial statements.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                MARCH 31, 1999
                                (in thousands)

(a) This column represents the historical consolidated balance sheet of the Company as of March 31, 1999.

(b) This column represents the historical balance sheet of Lewan as of March 31, 1999.

(c) This represents an adjustment to record accounts receivable at estimated fair value.

(d)  This represents an adjustment to record inventory at estimated fair value.

(e) This represents the tax impact of recording purchase accounting adjustments.

(f) This represents an adjustment to record rental equipment at estimated fair value.

(g) This represents the portion of the purchase price allocated to goodwill as a result of the acquisition of Lewan.

(h) This represents the portion of the purchase price allocated to the non-compete covenant as a result of the acquisition of Lewan.

(i) This represents an adjustment to record accrued liabilities at estimated fair value.

(j) This represents an adjustment to record deferred revenues at estimated fair value.

(k)  This represents cash borrowed to fund the acquisition.

(l) Represents the par value of 289 shares of Global common stock issued to the sellers of Lewan in the amount of $3 in connection with the acquisition.

(m) Represents additional paid-in capital on Global's common stock issued to the sellers of Lewan in connection with the acquisition, of $4,597 and offset by the elimination of additional paid-in capital on Lewan common stock of $1,204.

(n)  This represents the elimination of Lewan's retained earnings.

   (c) Exhibits.

Exhibit Number           Description
--------------           -----------


10.1* Stock Purchase Agreement, dated as of June 24, 1999, by and among Global, Lewan Acquisition, Inc., Lewan and the shareholders of Lewan.


23.1                     Consent of Deloitte & Touche LLP

----------------------
*Previously filed
                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 18, 1999


                                        GLOBAL IMAGING SYSTEMS, INC.


                                        /s/ Raymond Schilling
                                       -------------------------------
                                       Raymond Schilling
                                       Senior Vice President, Chief Financial
                                       Officer, Secretary and Treasurer

Exhibit Number      Description
--------------      -----------


10.1* Stock Purchase Agreement, dated as of June 24, 1999, by and among Global, Lewan Acquisition, Inc., Lewan and the shareholders of Lewan.


23.1                Consent of Deloitte & Touche LLP

* Previously filed.